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                                                                    EXHIBIT 99.1

                     AEROPOSTALE REPORTS MARCH SALES RESULTS

NEW YORK, NEW YORK - APRIL 5, 2006 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended April 1, 2006 increased 9.0% to $94.9 million, compared to $87.1 million for the five-week period ended April 2, 2005. The company's comparable store sales decreased 9.3% for the month, versus a comparable store sales increase of 6.8% in the year ago period.

Year-to-date, total net sales have increased 11.0% to $162.7 million, compared to $146.6 million in the year-ago period. Year-to-date, comparable store sales have decreased 7.7%, versus a comparable store sales increase of 9.4% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "Our results for the month reflect the shift in Easter and our decision to not anniversary certain merchandise classifications which had weak performances last year. During the month we were able to manage our promotional cadence, while controlling our inventory levels. We continue to be pleased with the direction of our merchandise assortment and the increase in our average unit retails. We believe we are well positioned to maximize our sales and margin opportunities during April."

To hear the Aeropostale prerecorded March sales message, please dial (888) 203-1112 followed by the conference identification number #4127309.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.

The company currently operates 669 Aeropostale stores in 47 states and 14 Jimmy'Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.